UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Nuveen Investment Trust III

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FOR IMMEDIATE RELEASE ATTENTION: BUSINESS/FINANCIAL EDITORS MEDIA CONTACT: KATHLEEN CARDOZA (312) 917-7813 KATHLEEN.CARDOZA@NUVEEN.COM

Nuveen Closed-End Funds Board Approves New Advisory Contracts

•	Approval Made in Connection with Previously Announced Acquisition of Nuveen Investments by TIAA-CREF
•	Shareholders to Vote on Recommendation at Upcoming Shareholder Meeting

CHICAGO, April 30, 2014 – Nuveen Investments, a leading global provider of investment services to institutions as well as individual investors, today announced that the Board of Directors/Trustees of the Nuveen closed-end funds approved new investment management agreements between the funds and Nuveen Fund Advisors, LLC (“NFA”), the current adviser to each fund. The funds’ Board also approved new investment sub-advisory agreements with each fund’s current subadviser. Additionally, the Board determined that the new investment management agreements and sub-advisory agreements would be presented to the funds’ shareholders for approval at an upcoming shareholder meeting.

The new advisory and sub-advisory agreements were approved in connection with the previously announced agreement whereby TIAA-CREF, a leading financial services provider, will acquire Nuveen Investments, Inc., the parent company of NFA. Consummation of the transaction will result in the automatic termination of each fund’s current advisory and sub-advisory agreements. The new agreements, if approved by shareholders, will take effect upon consummation of the transaction or such later time as shareholder approval is obtained

The transaction is not expected to result in any change in the portfolio management of the funds or in the funds’ investment objectives or policies. The transaction is expected to be completed by the end of the year, subject to customary closing conditions. There can be no assurance that the transaction described above will be consummated as contemplated or that necessary conditions will be satisfied.

Nuveen Investments provides high-quality investment services designed to help secure the long-term goals of institutional and individual investors as well as the consultants and financial advisors who serve them. Nuveen Investments markets a wide range of specialized investment solutions which provide investors access to capabilities of its high-quality boutique investment affiliates—Nuveen Asset Management, LLC, Symphony Asset Management LLC, NWQ Investment Management Company, LLC, Santa Barbara Asset Management, LLC, Tradewinds Global Investors, LLC, Winslow Capital Management, LLC and Gresham Investment Management LLC, all of which are registered investment advisers and subsidiaries of Nuveen Investments, Inc. Funds distributed by Nuveen Securities,

LLC, a subsidiary of Nuveen Investments, Inc. In total, Nuveen Investments managed approximately $221 billion as of December 31, 2013. For more information, please visit the Nuveen Investments website at www.nuveen.com.

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Important Information

In connection with the presentation of the new investment management agreements and sub-advisory agreements to the funds’ shareholders for approval, the funds expect to file proxy statements with the SEC. Investors are urged to read the proxy statement and any other relevant documents when they become available because they will contain important information about the proposals. After they are filed, free copies of the proxy statements will be available on the SEC’s web site at www.sec.gov.

This communication is not a solicitation of a proxy from any fund shareholder. The funds, Nuveen Fund Advisors and certain of their respective directors/trustees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the proposals. Information about the directors/trustees and officers of the funds may be found in their respective annual reports and annual proxy statements previously filed with the SEC and will be contained in the proxy statement when available.

FORWARD LOOKING STATEMENTS

Certain statements made in this release are forward-looking statements. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. These include, but are not limited to:

•	market developments;
•	legal and regulatory developments; and
•	other additional risks and uncertainties.

Nuveen and the closed-end funds managed by Nuveen and its affiliates undertake no responsibility to update publicly or revise any forward-looking statement.